Exhibit (d)(5)

MUTUAL AGREEMENT OF CONFIDENTIALITY

This Mutual Agreement of Confidentiality (this “Agreement”) dated as of the last date signed below (the “Effective Date”) is made by and between Morphic Therapeutic, Inc., a Delaware Corporation with offices at 35 Gatehouse Dr, Waltham, MA 02451 (“Morphic Therapeutic”), and Eli Lilly and Company, an Indiana corporation with offices at Lilly Corporate Center, Indianapolis, IN 46285 (“Counterparty”). Morphic Therapeutic and Counterparty are individually known as a “Party” and collectively as the “Parties.”

1. Background. In order for the Parties to pursue and evaluate a potential business or scientific relationship in connection with integrin targeted therapies between them (the “Purpose”), Morphic Therapeutic and Counterparty recognize that there is a need to disclose to each other certain confidential information and to provide for mutual agreements to protect such confidential information. In consideration of the mutual promises contained herein, Morphic Therapeutic and Counterparty agree to the terms and conditions of this Agreement.

2. Confidential Information. This Agreement shall apply to all confidential or proprietary information delivered by or on behalf of a Party or its Affiliates (the “Disclosing Party”) in connection with the Purpose to the other Party or its Affiliates (the “Receiving Party”), including but not limited to confidential and proprietary information disclosed with respect to the respective businesses, operations and proprietary technologies of such Party or its Affiliates (“Confidential Information”). However, for purposes of this Agreement, Confidential Information shall not be deemed to include information which at the time of disclosure or thereafter the Receiving Party can show by competent evidence: (a) is generally available to the public (other than as a result of a disclosure by the Receiving Party in violation of this Agreement), (b) is available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party, provided such source, to the knowledge of Receiving Party, is not and was not bound by a confidentiality agreement with the Disclosing Party or its Affiliates or otherwise prohibited from transmitting such information to the Receiving Party by a contractual, legal or fiduciary obligation, (c) has been independently developed by the Receiving Party without use of or reference to the Confidential Information, or (d) is already known by the Receiving Party at the time it is disclosed to the Receiving Party by the Disclosing Party. For purposes of this Agreement, “Affiliates” means any corporation, firm, partnership or other entity which directly or indirectly controls, is controlled by, or is under common control with a Party.

3. Nondisclosure. The Receiving Party agrees to use the Disclosing Party’s Confidential Information only for the Purpose and not to disclose the Disclosing Party’s Confidential Information to any third party, without the Disclosing Party’s express prior written consent. The Receiving Party may disclose the Disclosing Party’s Confidential Information to its Affiliates and its and its Affiliates’ officers, directors, employees, agents, accountants, financial advisors, outside counsel, consultants and/or independent contractors with a bona fide need to know such Confidential Information in connection with the Purpose (collectively, “Representatives”), provided that such Representatives are bound by confidentiality agreements or professional obligations with terms at least as restrictive as those herein and the Party that discloses Confidential Information to its Representatives shall be responsible for any unauthorized use or disclosure by such Representatives. The Receiving Party shall exercise at a minimum the same degree of care it would exercise to protect its own confidential information (and in no event less than a reasonable standard of care) to keep confidential the Confidential Information.

4. Nondisclosure of Negotiations. Without the prior written consent of the Disclosing Party, and subject to Section 5 below, the Receiving Party will not, and will direct their respective Representatives not to disclose to any third party (other than a Representative in accordance with Section 3 above) either the fact that any investigations, discussions or negotiations are taking place concerning a potential business transaction between them, or that Receiving Party has requested or received information from the Disclosing Party, or any of the terms, conditions or other facts with respect to any such potential business transaction, including the status thereof. Additionally, neither Party shall use the name of the other Party or make any oral or written release of any statement, information, advertisement or press release having any reference to a Party, whether express or implied, without the express prior written approval of that Party; except where required by law.

5. Required Disclosures. If the Receiving Party or any of its respective Representatives is required by a governmental authority, by order of a court of competent jurisdiction or by a requirement of applicable law or regulation to disclose any of the Disclosing Party’s Confidential Information or any of the terms, conditions or other facts with respect to the potential business transaction between Morphic Therapeutic and Counterparty, the Party required to make such disclosure will promptly notify the Disclosing Party of such requirement prior to making the disclosure so that the Disclosing Party may seek an appropriative protective order prior to such disclosure. The Party required to make such disclosure will reasonably cooperate with the Disclosing Party, at the Disclosing Party’s expense, to oppose such disclosure or obtain a protective order for such Confidential Information and if such disclosure requirement is not quashed or a protective order is not obtained, the Receiving Party shall only disclose those portions of the Confidential Information that it is legally required to disclose and shall make a reasonable effort to obtain confidential treatment for the disclosed Confidential Information.

6. No Representations. The Receiving Party acknowledges that neither the Disclosing Party nor any of its Representatives are making any representations or warranties, express or implied, as to the accuracy or completeness of the Confidential Information, and neither Morphic Therapeutic, Counterparty nor the Representatives of either will have any liability to the Receiving Party resulting from such Party’s use of or reliance on the Confidential Information. Only those representations or warranties that are made in a definitive agreement between Morphic Therapeutic and Counterparty when, as, and if it is executed, and subject to such limitations and restrictions as may be specified in such agreement, will have any legal effect. Nothing in this Agreement shall obligate either Party to enter into any further agreement or transaction with the other Party.

7. Limitation of Use. In the event that the transaction contemplated by this Agreement shall not be consummated, neither Morphic Therapeutic, Counterparty, nor the Representatives of either shall use any of the Confidential Information now or hereafter received or obtained with respect to any of the business or affairs of the other Party in furtherance of its business, or the business of anyone else.

8. Destruction of Confidential Information. Within 30 days following the receipt of a written request of the Disclosing Party, the Receiving Party will destroy all Confidential Information of the Disclosing Party and all copies thereof if in written or other tangible form; provided, however, the Receiving Party may keep one copy of such Confidential Information solely for the purpose of ensuring its compliance with this Agreement and applicable law, subject to the confidentiality terms herein. Notwithstanding the foregoing, the Receiving Party shall not be required to destroy any Confidential Information that has been electronically archived in accordance with its internal procedures and is no longer readily accessible to the Receiving Party pursuant to its internal electronic archiving system.

9. No License. All Confidential Information is and shall remain the property of the Disclosing Party. The Parties recognize and agree that nothing contained in this Agreement shall be construed as granting any rights, express or implied, by license or otherwise, to or under any patents, patent applications, inventions, copyrights, trademarks, trade secrets or other intellectual property rights then or later possessed by the Disclosing Party to any Confidential Information disclosed pursuant to this Agreement.

10. Term. This Agreement shall be effective as of the Effective Date and shall continue in effect for one (1) year, provided, however, that the confidentiality and non-use obligations imposed by this Agreement shall apply to Confidential Information for five (5) years after the term expires or the Agreement is terminated. Either Party may terminate this Agreement for any reason upon 30 days’ prior written notice to the other Party, but any such early termination will have no effect on the Parties continuing obligations of confidentiality and non-use.

11. Compliance with Laws and Policy; Representations. Each Party agrees that it shall comply and act in accordance with all applicable provisions of federal and state laws and regulations concerning such Confidential Information. Each Party represents it has the right to enter into this Agreement and to disclose the Confidential Information and that such disclosure does not violate any other third party contracts it may have.

12. Counterparts and Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. A scanned, facsimile or electronic copy of this Agreement, including the signature pages, will be deemed an original and will be as binding as original signatures.

13. Miscellaneous. The rights and obligations of this Agreement may not be assigned or delegated by either Party, in whole or part, whether voluntarily, by operation of law, change of control or otherwise, without the prior written consent of the other Party, and any assignment by a Party in violation of the foregoing shall be void. Subject to the foregoing, the rights and obligations of the Parties shall inure to the benefit of and shall be binding upon and enforceable by the Parties and their lawful successors and permitted assigns. This Agreement, when executed, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any and all prior written agreements, oral discussions, or understandings between them with respect to the Purpose. If any of the provisions of this Agreement are found to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable the remainder of the Agreement, but rather this Agreement shall be construed as if it did not contain the particular invalid or unenforceable provisions, and the rights and obligations of the Parties shall be construed and enforced accordingly. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to its principles of conflicts of laws. The Parties agree that remedies at law, alone, may be inadequate to remedy breaches of this Agreement and therefore Morphic Therapeutic and Counterparty may seek injunctive relief to prevent or end any violation by it of this Agreement. This Agreement may be amended and any waiver of any of its terms shall be effective only by a written instrument signed by both Parties. No waiver of any provision of this Agreement shall constitute a waiver of any other provision(s) or of the same provision on another occasion.

IN WITNESS WHEREOF, the parties hereby have caused this Mutual Agreement of Confidentiality to be executed as an agreement as of the Effective Date.

Morphic Therapeutic, Inc.		Eli Lilly and Company

By:	/s/ Aaron Pelta	By:	/s/ Steven S Henry
Name:	Aaron Pelta	Name:	Steven S Henry
Title:	VP Corporate Business Development	Title:	Manager - R&D Operations
Date:	December 30, 2020	Date:	December 30, 2020